Exhibit 10.11

AONEXX CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 30th day of June by and between Aonexx Corporation, a California corporation (the “Company”), and Dr. Harry A. Atwater, Jr. (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform certain services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION

(a) Consultant agrees to perform for the Company consulting services in the field of thin-film layer transfer of semiconductor materials the scope of which is defined by the License Agreement (the “Caltech License Agreement”) between California Institute of Technology (“Caltech”) dated as of April 20, 2004 (the “Field of Interest”) including, but not limited to (i) serving on the Company’s Board of Directors and, if requested by the Company, its technical and/or scientific advisory boards, attending meetings of any such advisory boards, (ii) subject to the limitations set forth below, providing scientific advice regarding the Company’s technologies, processes, future products, the general direction of its research program, recruitment of personnel, and research techniques, and (iii) generally advising the Company in its efforts to produce, develop, and market future products (collectively “Services”). Upon request by the Company during the Term of this Agreement and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote no less 48 days per calendar year during the Term of this Agreement to providing the Services.

(b) The Company agrees to provide Consultant the compensation set forth in Exhibit A for the performance of the Services.

2. CONFIDENTIALITY

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, supplier lists, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee or agent of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 2, 3 and 5 of this Agreement. Confidential Information does not include information, other than information covered by, or contemplated to be disclosed pursuant to, the definition of “Caltech Technology” in the Caltech License Agreement which is either (i) known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such person or entity unless consented to in writing by such person or entity; provided, that, anything in the foregoing to the contrary notwithstanding, Consultant may disclose to the Company (i) any information that Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions, and (ii) information contemplated to be disclosed pursuant to the Caltech License Agreement.

(d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Upon the termination of his status as a consultant for the Company, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information in tangible form, including without limitation any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his provision of Services to the Company or otherwise belonging to the Company, that Consultant may have in Consultant’s possession or control.

3. OWNERSHIP

(a) Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant in collaboration with the Company, during the term of this Agreement and in connection with Consultant’s performance of the Services for the Company under the terms of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Except pursuant to the Caltech License, no part of this Agreement may be construed to take precedence over the responsibilities of Consultant to Caltech pursuant to Caltech’s policies regarding consulting, conflicts of interest and intellectual property

(b) Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d) Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4. REPORTS

Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

Consultant acknowledges that the performance of the Services hereunder shall be coordinated with the Chief Executive Officer of the Company.

5. CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6. EXCLUSIVE SERVICES

(a) Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement and for twelve (12) months thereafter he will not directly or indirectly (i) provide any services in the Field of Interest to any other business or commercial entity, or (ii) participate in the formation of any business or commercial entity in the Field of Interest

(b) Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement and for a period of twelve months thereafter, he will not directly or indirectly solicit or hire away any employee or consultant of the Company.

(c) Consultant shall notify the Company in writing of each agreement, including without limitation each consulting services agreement, which the Consultant intends to enter into with a third party. Such notice shall include the name of such third party and the purpose or matter of such agreement. Consultant will provide such notice not less than four weeks prior to entering into such an agreement.

7. TERM AND TERMINATION

(a) This Agreement will commence on the date first written above and will continue until the end of the four (4) years from the date hereof, or until earlier terminated as provided below.

(b) The Company or the Consultant may terminate this Agreement, for any reason or no reason whatsoever, upon giving four weeks prior written notice thereof to the other party. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(c) Upon termination of this Agreement, all rights and duties of the parties toward each other shall cease except:

(i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii) Sections 2 (Confidentiality), 3 (Ownership), 6 (Exclusive Services), and 9 (Independent Contractors) shall survive termination of this Agreement.

8. ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

9. INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

10. ARBITRATION AND EQUITABLE RELIEF

(a) Except as provided in Section 10(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Los Angeles County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its respective counsel fees and expenses.

(b) Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, the Company has, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

11. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws principles. The federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the address set forth at the end of this Agreement.

12. ENTIRE AGREEMENT

This Agreement and the Exhibits hereto form the entire agreement of the parties and supersede any prior agreements between them with respect to the subject matter hereof.

13. WAIVER

Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

14. COUNTERPARTS

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DR. HARRY A. ATWATER, JR.		AONEXX CORPORATION
(“Consultant”)		(“Company”)

By:	/s/ Harry A. Atwater, Jr.	By:	/s/ Sean Olson
	Consultant		President

Exhibit A

Company agrees to pay Consultant $1000.00 per full day of consulting services provided, payable from time to time upon Consultant furnishing Company with an invoice reflecting his time spent providing such services.

Consultant shall also have the opportunity to purchase shares of Common Stock pursuant to a Restricted Stock Agreement between Consultant and the Company dated as of April 20, 2004 and to be granted options pursuant to the Stock Option Agreement (Non-Statutory Option) pursuant to the Company’s 2004 Stock Option Plan.